Exhibit 99.2

[LETTERHEAD OF MBIA INC.]

December 17, 2012

BY CERTIFIED MAIL

The Bank of New York Mellon Corporation
101 Barclay Street, 21 West
New York, New York 10286
Attention: Corporate Trust Administration

Senior Indenture, dated as of November 24, 2004,
by and between MBIA Inc. and The Bank of New York

Ladies and Gentlemen:

On December 13, 2012, MBIA Inc. (“MBIA” or the “Company”) received a letter from Blue Ridge Investments, L.L.C. addressed to the Company and The Bank of New York Mellon Corporation (the “Trustee”) in its capacity as the trustee under the Senior Indenture, dated as of November 24, 2004, by and between MBIA and The Bank of New York (as supplemented by the First Supplemental Indenture, dated as of November 24, 2004, and the Second Supplemental Indenture, dated as of November 21, 2012 (the “Second Supplemental Indenture”) (collectively, the “Indenture”)), governing MBIA’s 5.70% Senior Notes due 2034 (the “Senior Notes”). The letter purports to be a “Notice of Default” under Section 501(3) of the Indenture (the “Purported Notice of Default”).

The Purported Notice of Default is meritless and has no force and effect under the Indenture. All consents necessary for the Company’s and the Trustee’s entry into the Second Supplemental Indenture were validly obtained from a majority of the holders of record of the Senior Notes as of 5:00 p.m. on November 6, 2012, the record date established for the consents, and all other conditions precedent for the entry into the Second Supplemental Indenture under the terms of the Indenture were satisfied.  The entry into the Second Supplemental Indenture did not breach or violate any term or covenant, express or implied, of the Indenture whatsoever.  Consequently, the Second Supplemental Indenture is valid, binding and enforceable.

Accordingly, the Company directs the Trustee to take no action in furtherance of the Purported Notice of Default and advises the Trustee that it intends to take any and all necessary and appropriate actions to enforce the Second Supplemental Indenture.

Very truly yours,
/s/ Ram D. Wertheim

Ram D. Wertheim
Chief Legal Officer

cc: Blue Ridge Investments, L.L.C.
214 N Tyron St.
Charlotte, NC 28255